Exhibit 99.1

For Immediate Release

Hasbro Announces Additional $500 Million Share Repurchase Authorization & Quarterly Cash Dividend on Common Shares

Pawtucket, R.I., May 17, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has authorized the Company to repurchase an additional $500 million of its common stock. At the end of the first quarter, $139.2 million remained available in the current share repurchase authorization.

Additionally, the Company’s Board of Directors has declared a quarterly cash dividend of $0.63 per common share. The dividend will be payable on August 15, 2018 to shareholders of record at the close of business on August 1, 2018.

“Hasbro is committed to strategically investing in our business for long-term profitable growth and returning excess cash to our shareholders. The Board’s additional $500 million stock authorization reaffirms this commitment and demonstrates confidence in the future value of Hasbro’s strategy,” said Deb Thomas, Hasbro’s Chief Financial Officer.  “Hasbro is executing from a healthy financial position, with an operating cash flow target of $600-700 million this year and a solid balance sheet.”

Over the past ten years, the Company has returned  $4.4  billion to shareholders through its dividend and share repurchase programs.

Repurchases of the Company's common stock may be made from time to time, subject to market conditions. These shares may be purchased in the open market or through privately negotiated transactions. Hasbro has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares which are repurchased will depend on a number of factors, including the price of the Company's common stock. The Company may suspend or discontinue the repurchase program at any time.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels,

Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 5 on the 2018 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

HAS-D

Investor  Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com